GAP INC. REPORTS AUGUST SALES DOWN 5 PERCENT;

COMPARABLE STORE SALES DOWN 8 PERCENT

SAN FRANCISCO - September 4, 2008 - Gap Inc. (NYSE: GPS) today reported net sales of $1.14 billion for the four-week period ended August 30, 2008, which is a decrease of 5 percent as compared with net sales of $1.20 billion for the same period ended September 1, 2007. The company's comparable store sales for August 2008 decreased 8 percent compared with a 1 percent decrease for August 2007.

Comparable store sales by division for August 2008 were as follows:

  Gap North America: negative 5 percent versus positive 2 percent last year
  Banana Republic North America: negative 14 percent versus positive 7 percent last year
  Old Navy North America: negative 9 percent versus negative 4 percent last year
  International: negative 2 percent versus negative 7 percent last year

"Consistent with our strategy, we are pleased that we delivered merchandise margins above last year," said Sabrina Simmons, chief financial officer of Gap Inc.  "Moving forward, each division remains focused on executing product and store strategies for fall."

Year-to-date net sales were $8.02 billion for the thirty weeks ended August 30, 2008, a decrease of 5 percent compared with net sales of $8.43 billion for the thirty weeks ended September 1, 2007. The company's year-to-date comparable store sales decreased 10 percent compared with a 4 percent decrease last year.

September Sales

The company will report September sales on October 9, 2008.

About Gap Inc.

Gap Inc. is a leading global specialty retailer offering clothing, accessories and personal care products for men, women, children and babies under the Gap, Banana Republic, Old Navy, and Piperlime brand names. Fiscal 2007 sales were $15.8 billion. Gap Inc. operates more than 3,100 stores in the United States, the United Kingdom, Canada, France, Ireland and Japan. In addition, Gap Inc. is expanding its international presence with franchise agreements for Gap and Banana Republic in Asia, Europe, and the Middle East. For more information, please visit gapinc.com.

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Evan Price

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Media Relations:

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